--------------------------------------------------------------------------------



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          APACHE MEDICAL SYSTEMS, INC.

                           IOWA HEALTH CENTERS. P.C.,

                         MERCY HOSPITAL MEDICAL CENTER

                          AND MARK A. TANNENBAUM, M.D.

                                      AND

                              IOWA HEART INSTITUTE

                          DATED AS OF JANUARY 7, 1997



--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT



         ASSET PURCHASE AGREEMENT ("Agreement") dated as of January 7, 1997, by and among APACHE Medical Systems, Inc., a Delaware corporation ("Buyer"), and Iowa Health Centers, P.C., an Iowa professional corporation d/b/a Iowa Heart Center, P.C. ("IHC"), Mercy Hospital Medical Center, an Iowa not-for-profit corporation ("Mercy"), and Mark A. Tannenbaum, M.D. ("Dr. Tannenbaum" and, together with IHC and Mercy, the "CardioMac Principals").

         WHEREAS, IHC, Mercy and Dr. Tannenbaum have developed a cardiovascular section information system called CardioMac ("CardioMac") and (through Iowa Heart Institute, an Iowa not-for-profit corporation ("IHI"), its appointed agent) operate the development, production and sale of its CardioMac product through an unincorporated division of IHC located in Des Moines, Iowa (the "Business");

         WHEREAS, the parties desire to provide for the sale and transfer of certain of the assets of the Business and other covenants and agreements in exchange for a combination of cash, unregistered shares of Common Stock, $.01 par value per share, of the Buyer ("Common Stock") and options on the Common Stock (the "Options") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements hereinafter described.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I.

                               PURCHASE AND SALE

         1.1. ASSETS SOLD AND PURCHASED. At the Closing on the Closing Date (as such terms are hereinafter defined) IHC, Mercy, Dr. Tannenbaum and IHI shall convey, sell, assign, transfer and deliver to Buyer, free and clear of all liens, claims and encumbrances except as are specifically assumed by Buyer hereunder, all right, title and interest of IHC, Mercy, Dr. Tannenbaum and IHI in and to the following assets of the Business (the "Purchased Assets"):

                 (a) All intellectual property (whether as owner, inventor, employer of an inventor, licensor, licensee or otherwise), including, without limitation, patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any registrations or applications to register any of the foregoing; copyrights or copyright registrations; trade secrets or other proprietary rights or any licenses to or from third parties with respect to any of the foregoing (including, without limitation, all computer software, data and documentation and all copies thereof) relating to the Business as now conducted, including, without limitation, the intellectual property described on Schedule 5.13 hereto, but excluding those items listed as Excluded Assets on Schedule 1.2;

                 (b) All computer equipment described on Schedule 1.1 hereto;

                 (c) All notes and accounts receivable existing as of the Closing Date;

                 (d) All orders, contracts, commitments and proposals for the sale of the products of the Business listed on Schedule 5.10 hereto, including, without limitation, leases, licenses, conditional sale agreements, guarantees and confidentiality agreements;

                 (e) Except for IHI's sales tax permit which is excluded an excluded asset as set forth on Section 1.2(d) below, all permits, franchises, licenses, bonds, approvals, qualifications and the like issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local and all applications therefor pertaining to the Business or the Purchased Assets, including, without limitation, the intellectual property described on
         Schedule 5.13 hereto;

                 (f) All books and records of the Business, including, without limitation, all records on customers, suppliers, sales and promotional literature, advertising services, correspondence and files and material legal activities; and

                 (g) All causes of action, rights of action and claims relating to the Purchased Assets of Business against any other person.

         1.2.    EXCLUDED ASSETS.  Assets not specifically identified in
Section 1.1 shall not be sold or transferred to Buyer and shall hereinafter be referred as the "Excluded Assets". It is specifically understood that the following assets of the Business are part of the Excluded Assets which shall not be sold and transferred to Buyer.

                 (a) All cash and cash equivalent items existing as of the Closing Date;

                 (b) Any agreement, contract, commitment or understanding not described on Schedule 5.10, including, without limitation, the lease of the real property used by IHC and Mercy in the operation of the Business located at 411 Laurel Street, Des Moines, Iowa,, any insurance policies and any employment agreement;

                 (c) All personal property (whether owned, leased or licensed) not specifically included in the Purchased Assets as described in Section 1.1 above, including, without limitation, computer equipment not described on Schedule 1.1, furniture, office equipment and vehicles;

                 (d) IHI's Iowa Sales Tax Permit; Buyer explicitly understands that it shall be solely responsible to obtain all sales tax permits it requires to market and sell CardioMac after the closing date..; and

                 (e)      Any asset identified as excluded on Schedule 1.2.

         1.3. ASSUMED LIABILITIES. At the Closing on the Closing Date (as such terms are hereinafter defined), Buyer shall assume and agree to perform and discharge when and as due the contractual liabilities and obligations of IHC and Mercy currently existing or in hereafter arising under any of the contracts described in Schedule 5.10 hereto (the "Assumed Liabilities"), and no others.

         1.4. EXCLUDED LIABILITIES. Except as provided in Section 1.3 hereof, Buyer shall not assume, nor in any way become liable for, any liabilities or obligations of any of the CardioMac Principals or of the Business, of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, whether known or unknown. Specifically, but without limiting the foregoing, Buyer shall not assume or be liable for the following debts, liabilities and obligations (the "Excluded Liabilities"):

                 (a) Any liability of the Business relating to its accounts payable;

                 (b) Any wages, vacation and other fringe benefits and all costs and benefits provided under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar employee plans or arrangements, or under any policies, handbooks, or custom or practice, or any employment arrangements, whether express or implied, applicable to any of the employees of the Business (the "Employee Plans"), except those that are provided by Buyer from and after the Closing Date to employees hired by Buyer;

                 (c) Any contingent liability of the Business of any kind arising or existing on or prior to the Closing Date, including, without limitation, claims, proceedings or causes of action which are currently or hereafter become, the subject of claims, assertions, litigation or arbitration;

                 (d) As relating to any Purchased Asset, any liability or obligation of any of the CardioMac Principals arising out of any wrongful or unlawful violation or infringement of any intellectual property right of any person or entity occurring on or prior to the Closing Date;

                 (e) Any liability relating to any tax which may be imposed on any of the CardioMac Principals or assessable with respect to the Business for periods prior to Closing; and

                 (f) Any obligation owed to any licensee of the Business not specifically described on Schedule 5.10 or set forth in the license agreements described in Section 5.10.


                                  ARTICLE II.

                                OTHER AGREEMENTS

         2.1. MERCY. Mercy hereby covenants and agrees to purchase an integrated critical care and cardiovascular system from Buyer for Two Hundred-Fifty Thousand Dollars ($250,000) pursuant to a license agreement executed on the date hereof and attached hereto as Exhibit A hereto (the "Mercy Agreement"). Mercy acknowledges that such integrated system is a product under development by Buyer and is not yet generally available for purchase by Buyer's customers. Full payment will be made by Mercy and delivery of the system will be made by Buyer as stated in the Mercy Agreement.

         2.2. DR. TANNENBAUM. Dr. Tannenbaum will be available to Buyer for consultation up to four days per month for a period of six months from the Closing Date (the "Tannenbaum Services") pursuant to a Consulting Agreement executed on the date hereof and attached hereto as Exhibit B. It is the understanding of the parties that Dr. Tannenbaum will focus on integrating the Buyer's cardiovascular programs with the Critical Care System purchased by Mercy pursuant to the Mercy Agreement. Buyer agrees to reimburse Dr. Tannenbaum for all reasonable travel and out-of-pocket expenses related to his work for Buyer. Buyer shall provide Dr. Tannenbaum with a lap top computer as part of his consideration for performance of his work as a consultant during the six month period. Buyer agrees to provide the following notation on the CardioMac software so long as more than 50% of the original code remains: "Mark A. Tannenbaum M.D. of the Iowa Heart Center - Original Creator of the CardioMac software"

         2.3. NON-COMPETITION. The CardioMac Principals shall not, for three years from the Closing Date:

                 (a) Directly or indirectly, on behalf of itself or on behalf of any other person, firm, corporation, trust, or other entity, and whether acting as an officer, director, employee, partner, agent, consultant or otherwise, engage in, or assist in any way, financially or otherwise, any person, firm, corporation, trust or other entity that is engaged, or which proposes to engage, in the development, production or sale of a cardiovascular section information system substantially similar to CardioMac, which competes with Buyer in the United States of America, provided that this section is not intended to prohibit the CardioMac Principles from entering into other types of software agreements that do not relate to the development, production or sale of a cardiovascular section information system substantially similar to CardioMac;

                 (b) Directly or indirectly solicit, attempt to solicit, or otherwise divert, or attempt to divert, any account or customer of Buyer in the United States of America with respect to any product which is substantially similar to and competes with CardioMac;

                 (c) Employ, engage, solicit for employment, or contract for the services of any person who is employed by Buyer, provided that the CardioMac Principles may employ former employees of the CardioMac Principles who's employment with Buyer has been terminated;

                 (d) Conduct business using the name "CardioMac" or any similar name; and

                 (e) If a court of competent jurisdiction finally holds that the time, territory or any other provision set forth in this Section constitutes an unreasonable restriction, such provision shall not be rendered void, but shall apply as to such time, territory or to such other extent as such court may determine constitutes a reasonable restriction. The CardioMac Principals acknowledge that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of Buyer and that any breach by any of the CardioMac Principals will result in irreparable injury to Buyer. The CardioMac Principals acknowledge that Buyer shall be entitled to preliminary and permanent injunctive relief in any action seeking to enforce the provisions of this Section. The CardioMac Principals acknowledge that Buyer shall be entitled to an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate

         2.4. CONFIDENTIALITY. The CardioMac Principals shall not use for the benefit of any of the CardioMac Principals or divulge or convey to any third party, any confidential information obtained by any of the CardioMac Principals. Confidential information consists of all information, knowledge or data relating to the Business or the Purchased Assets including, without limitation, customer and supplier lists, trade secrets, know-how, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans, technical processes, designs and design projects, inventions and research projects and all other information relating to the operation of Buyer not in the public domain or otherwise publicly available. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as none of the CardioMac Principals directly or indirectly has caused such information to enter the public domain. The CardioMac Principals agree to deliver to Buyer as soon as practicable after the Closing all memoranda, notes, plans, records, reports and other documents (and all copies thereof) relating to the confidential information or the business of Buyer or an affiliate which the CardioMac Principals may then possess or have under their control;

                                  ARTICLE III.

                           PURCHASE PRICE; ALLOCATION

         3.1. CONSIDERATION PAYABLE AT THE CLOSING. In reliance on the representations and warranties of the CardioMac Principals contained herein, and on the terms and subject to the conditions of this Agreement, Buyer, in consideration for the transfer and delivery to it of the Purchased Assets, the execution and performance by Mercy of the Mercy Agreement, the performance of the Tannenbaum Services by Dr. Tannenbaum and the non-competition and confidentiality provisions, as provided herein, will, in addition to the assumption of the Assumed Liabilities set forth in Section 1.3 above, provide consideration to the CardioMac Principals at the Closing as follows (the "Purchase Price"):

                 (a)      To IHC:  Option to purchase 50,000 shares of Common
         Stock.

                 (b)      To Mercy:  Option to purchase 50,000 shares of Common
         Stock.

                 (c) To Dr. Tannenbaum: Option to purchase 50,000 shares of Common Stock.

                 (d) To IHI as agent for the CardioMac Principals: One million, three hundred thousand fifty dollars ($1,350,000) cash payable by wire transfer of funds.

         3.2. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets and other covenants and agreements in the manner set forth by Buyer which shall be reasonably acceptable to the CardioMac Principals and shall not be in violation of IRS code..


                                  ARTICLE IV.

                                    CLOSING

         4.1. CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gardner, Carton and Douglas, on January 7, 1997 (the "Closing Date"), or at such other time, date and place as the parties shall mutually agree. In the event of any postponement thereof, all references in this Agreement to the Closing Date shall be deemed to refer to the time and to the date to which the Closing Date shall have been so postponed.

         4.2. METHOD OF PAYMENT. Any party making a cash payment to another party shall do so at Closing by delivery of a bank wire transfer of immediately available funds to an account designated by the receiving party. In addition, Buyer will execute with each of the CardioMac Principals an Option Agreement substantially in the form of Exhibit C for the respective number of Options designated in Section 3.1 above.

         4.3 INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, the CardioMac Principles and IHI shall deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form satisfactory to Buyer's counsel as shall be effective to vest in Buyer good and marketable title to the Purchased Assets, free and clear of all liens, claims and encumbrances [except as disclosed on Schedule 5.4]. The CardioMac Principles and IHI shall take all such steps as may be required to put Buyer in actual possession and control of the Purchased Assets and the Business as of the Closing.

                                   ARTICLE V.

           REPRESENTATIONS AND WARRANTIES OF THE CARDIOMAC PRINCIPALS

         The CardioMac Principals, severally (and not jointly and severally), hereby represent and warrant as follows and IHI represents and warrants with respect to sections 5.2, 5.3, 5.4 and 5.13:

         5.1. ORGANIZATION; GOOD STANDING; QUALIFICATION. Each of IHC and Mercy is duly organized and validly existing in good standing under the laws of the State of [Iowa]. Each of IHC and Mercy has full corporate power and authority to conduct its business as it is now being conducted.

         5.2. AUTHORIZATION; VALID AND BINDING NATURE. The CardioMac Principals and IHI each have full power and authority to execute, deliver and perform this Agreement and all other agreements and transactions contemplated herein and have taken all actions required by law, its charter or bylaws, if any, or otherwise, to authorize the execution and delivery of this Agreement and all other agreements and transactions contemplated herein and to consummate the transactions contemplated hereby and thereby. This Agreement and all other documents and agreements contemplated herein constitute the valid and binding agreements of the CardioMac Principals, or an individual CardioMac Principal, as applicable, enforceable in accordance with their terms.

         5.3. NO VIOLATION. The execution and delivery of this Agreement and all other documents and agreements contemplated herein and the consummation of the transactions contemplated hereby and thereby will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of any obligation relating to the Business or the Purchased Assets, or result in the creation of any lien, claim or encumbrance thereon, under any applicable law, rule or regulation of any governmental body having jurisdiction, the charter or bylaws of IHC or Mercy or IHI, any agreement to which any of the CardioMac Principals or IHI is a party or by which any of them may be bound, or any order, judgment, or decree applicable to any of them.

         5.4. TITLE OF ASSETS. The CardioMac Principles and IHI have good and marketable title to the Purchased Assets, free and clear of all liens, claims or encumbrances of any nature. At the Closing, the CardioMac Principles and IHI shall deliver the Purchased Assets to Buyer free and clear of all liens, claims and encumbrances except as expressly agreed to by Buyer.

         5.5. FINANCIAL STATEMENTS. The income statement, statement of cash flow, statement of net equipment and the attachments thereto relating to the Business prepared by IHI for fiscal years 1993, 1994 and 1995 and year to date 1996 which were delivered to Buyer on September 27, 1996, and which are attached as Schedule 5.5 and made a part hereof (collectively, the "CardioMac Financial Information")are in accordance with the books of account and records of the Business.

         5.6.    INTENTIONALLY OMITTED.

         5.7. TAX MATTERS. All federal, state, local and foreign tax returns and reports with respect to IHC and Mercy required by law to be filed have been duly filed, and all federal, state, local, foreign and any other taxes, assessments, fees and other governmental charges with respect to the employees, properties, assets, income or franchises of IHC or Mercy, as appropriate, shown on such returns and reports to be due and payable, or which are otherwise due and payable, have been paid.

         5.8. RIGHTS OF THIRD PARTIES. [Other than as disclosed on Schedule 5.10,] to best actual knowledge of CardioMac Principles, none of the CardioMac Principals have entered into any leases, licenses or other agreements, recorded or unrecorded, granting rights to third parties in any personal property of the Business, and no person or entity has any right to possession of any of the property of the Business.

         5.9.    INTENTIONALLY OMITTED

         5.10. CONTRACTS. To best actual knowledge of CardioMac Principles, set forth on Schedule 5.10 are all written contracts, agreements, commitments or understandings of any of the CardioMac Principals relating to the Business to be assumed hereunder. Each contract, agreement, commitment or understanding described therein which requires the consent of any party to its assignment in connection with the transactions contemplated hereby is appropriately identified as such. To best actual knowledge of CardioMac Principles: (i) all such written executed contracts are valid, legally binding and subject to the receipt of any required consents from any of the third party licensees, shall be enforceable as of and following the closing date, and (ii) there is no breach or default with respect to any of the written executed license agreements set forth on Schedule 5.10.

         5.11. ACCOUNTS RECEIVABLE. Set forth on Schedule 5.11 as of a date no more than five business days prior to the Closing Date is a complete and accurate list of all notes and accounts receivable payable to or for the benefit of the Business.

         5.12.   INTENTIONALLY OMITTED

         5.13. PROPRIETARY RIGHTS. To best actual knowledge of CardioMac Principles, except as set forth on Schedule 5.13, there are no patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any applications to register any of the foregoing; copyrights or copyright registrations; trade secrets or other proprietary rights or any licenses to or from third parties with respect to the foregoing (including, without limitation, all computer software, data and documentation and all copies thereof) relating to the Business as now conducted. To best actual knowledge of CardioMac Principles and IHI, respectively, except as indicated on
Schedule 5.13, IHC and Mercy and IHI own and possess all right, title and interest in and to the proprietary rights set forth therein without any infringement of or conflict with the rights of others. To best actual knowledge of CardioMac Principles and IHI respectively, except as set forth on
Schedule 5.13, none of the CardioMac Principals or IHI has received or been threatened with any notices of infringement or misappropriation from any third party with respect to the proprietary rights which are listed thereon. To the best actual knowledge of the CardioMac Principals, none of the CardioMac Principals has infringed nor is it currently infringing on the proprietary rights of any person.

         5.14. DESCRIPTION OF CARDIOMAC. The CardioMac system includes the following modules: the cath-lab module which has been completed and is operational; the surgery module which is installed at two sites and is currently undergoing further development; and the echo module which is still under joint development with Dartmouth. All three modules of the CardioMac system, in their current state of completion or development, are included in the Purchased Assets as described in Section 1.1 hereof. All components of the CardioMac system, tangible or intangible, are included in the Purchased Assets as described in Section 1.1 hereof.

         5.15. PURCHASED ASSETS NOT IN PUBLIC DOMAIN. To best actual knowledge of CardioMac Principles, none of the Purchased Assets have entered the public domain..

         5.16.   INTENTIONALLY OMITTED

         5.17. DEFAULT. None of the CardioMac Principals is in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under any outstanding note, indenture, mortgage, contract or agreement relating to the Business by which it is bound, or under any provision of the charter or bylaws of IHC or Mercy. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in the breach of, modification of, acceleration of, or constitute a default under the charter or bylaws of IHC or Mercy, any law, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal or any contract, note, mortgage, security agreement, agreement or instrument affecting the Purchased Assets.

         5.18. LITIGATION. No action or proceeding before any court or governmental body is pending or, to the knowledge of the CardioMac Principals, threatened against any of the CardioMac Principals wherein a judgment, decree or order would have an adverse effect on the Purchased Assets or this transaction or would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or require any of the CardioMac Principals or Buyer to divest itself of any of the Purchased Assets.

         5.19. COURT ORDERS AND DECREES. There is not outstanding or threatened any order, writ, injunction or decree of material nature of any court, governmental agency or arbitration tribunal against or affecting the Purchased Assets or this transaction.

         5.20. LEGAL AND REGULATORY COMPLIANCE. To best actual knowledge of CardioMac Principles, and with respect to the Business and the Purchased Assets, each of the CardioMac Principals is in compliance with all applicable laws, regulations and administrative orders of the United States or any state, county, municipality or of any subdivision thereof to which the Business or the Purchased Assets may be subject unless the non-compliance would not have a material adverse effect on the Business or the Purchased Assets.

         5.21.   INTENTIONALLY OMITTED.

         5.22. INVESTMENT REPRESENTATIONS. In connection with the receipt of options to purchase shares of the Common Stock hereunder:

                 (a) Each of the CardioMac Principals is aware of the business affairs and financial condition of Buyer, and has acquired all such information about Buyer as it or he deems necessary and appropriate to enable such CardioMac Principal to reach an informed and knowledgeable decision to acquire the shares of the Common Stock. Each of the CardioMac Principals is acquiring such shares for its or his own account for investment and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended ("Securities Act").

                 (b) Each of the CardioMac Principals understands that the shares of the Common Stock have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature the investment intent of each of the CardioMac Principals as expressed herein.

                 (c) Each of the CardioMac Principals further understands that the shares of the Common Stock may not be sold publicly and must be held indefinitely unless it is subsequently registered under the Securities Act or unless an exemption from registration is available. Each of the CardioMac Principal is able, without impairing its or his financial condition, to hold such shares for an indefinite period of time and to suffer a complete loss on the investment. Each of the CardioMac Principals understands that Buyer is under no obligation to register the shares of the Common Stock except as set forth in the Registration Agreement between each of the CardioMac Principal and Buyer dated January 7, 1997, a Form of which is attached hereto as Exhibit D. In addition, each of the CardioMac Principals understands that the certificate evidencing the shares of the Common Stock will be imprinted with a legend which prohibits the transfer of such shares unless they are registered or such registration is not required in the opinion of counsel for Buyer.

                 (d) Each of the CardioMac Principals is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including, among other things: (i) the availability of certain public information about the issuer; (ii) the resale occurring not less than two years after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than three (3) years the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein, if applicable.

                 (e) Each of the CardioMac Principals further understands that at the time such CardioMac Principal wishes to sell the shares of Common Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Buyer may not be satisfying the current public information requirements of Rule 144, and that, in such event, such CardioMac Principal would be precluded from selling such shares under Rule 144 even if the two-year minimum holding period had been satisfied. Each of the CardioMac Principals understands that Buyer is under no obligation to make Rule 144 available.

                 (f) Each of the CardioMac Principals further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission (the "SEC") has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available from such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.


                                  ARTICLE VI.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         6.1. ORGANIZATION; GOOD STANDING. Buyer is duly organized and validly existing in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted.

         6.2. AUTHORIZATION; VALID AND BINDING NATURE. Buyer has full power and authority to execute, deliver and perform this Agreement and all other agreements and transactions contemplated herein and has taken all actions required by law, its charter or bylaws or otherwise, to authorize the execution and delivery of this Agreement and all other agreements and transactions contemplated herein and to consummate the transactions contemplated hereby and thereby. This Agreement and all other documents and agreements contemplated herein constitute the valid and binding agreements of Buyer, enforceable in accordance with their terms.

         6.3. LITIGATION. No action or proceeding before any court or governmental body is pending or, to the knowledge of Buyer, threatened against the Buyer wherein a judgment, decree or order would have an adverse effect on this transaction or would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

         6.4.    EXCHANGE ACT REPORTS.

                 (a) Buyer has filed all forms, reports and documents required to be filed with the SEC since April 26, 1996 and has made available to the CardioMac Principals, as filed with the SEC, complete and accurate copies of (i) the Registration Statement on Form S-1, as amended, and (ii) all other reports and statements filed by Buyer with the SEC since April 26, 1996, in each case including all amendments and supplements (collectively, the "Buyer SEC Filings").

                 (b) The Buyer SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act or the Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (c) The financial statements included in the Buyer SEC Filings have been prepared in accordance with GAAP consistently applied and consistent with prior periods indicated and fairly present the consolidated financial position of Buyer as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Since September 30, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Buyer.

         6.5. NO VIOLATION. The execution and delivery of this Agreement and all other documents and agreements contemplated herein and the consummation of the transactions contemplated hereby and thereby will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of any obligation relating to the charter or bylaws of Buyer, any agreement to which Buyer is a party or by which it may be bound, or any order, judgment, or decree applicable to it.

         6.6. DEFAULT. Buyer is not in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under any provision of the charter or bylaws of Buyer. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in the breach of, modification of, acceleration of, or constitute a default under the charter or bylaws of Buyer, any law, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal.

         6.7. COURT ORDERS AND DECREES. There is not outstanding or threatened any order, writ, injunction or decree of material nature of any court, governmental agency or arbitration tribunal against or affecting this transaction.


                                  ARTICLE VII.

                                   COVENANTS

         7.1. EMPLOYEE SALARIES; RENT. Buyer shall be solely responsible to offer employment to any current employees of the Business which Buyer desires to hire, and the CardioMac Principals shall have no obligation to obtain the agreement of any such individuals to accept any employment so offered by Buyer. The CardioMac Principals agree to make rent payments on the leased space currently used by the Business at 411 Laurel Street, Suite 3250, Des Moines Iowa until February 28, 1997 and shall allow Buyer to use two rooms in connection with Buyer's conduction of the Business in the post closing period through January 31, 1997. Seller will make available until January 31, 1998, space as described above at 411 Laurel Street, Suite 3250, Des Moines Iowa for Buyer at a mutually agreeable rental rate.

         7.2. CONSENTS AND APPROVALS. The CardioMac Principals shall use their best efforts to obtain all consents, approvals, amendments and agreements required in order to duly and validly carry out the transactions contemplated by this Agreement and to satisfy the conditions precedent herein and to do all other things necessary in order to make effective the transactions contemplated herein, including, but not limited to, the assignment of agreements listed on
Schedule 5.10 form IHI to Buyer which may not be obtained until after the Closing. Buyer agrees to cooperate in the CardioMac Principals' efforts with respect to this Section 7.2.

         7.3. EMPLOYEE PLANS. The CardioMac Principals shall remain obligated to pay and shall pay all wages, salaries, benefits and/or the monetary equivalent of benefits, including but not limited to the employer portion of FICA payments, vacation pay, severance pay, bonuses, commissions, pensions, personal leave pay and sick leave, accrued by employees of the Business to which they are entitled by law, rule or regulation or under the employment practices, policies or procedures of the Business. The CardioMac Principals shall also remain responsible for the payment of all health insurance, pension, workers' compensation, unemployment compensation and disability claims which relate to periods of employment with the Business, as well as all payments under Employee Plans related to the Business, relating to service of employees of the

Business, except those that are provided by Buyer from and after the Closing Date to employees hired by Buyer.

         7.4. FURTHER ASSURANCES. The CardioMac Principals hereby covenant and agree that from time to time at the request of Buyer, and without further consideration, to execute and deliver such additional instruments and to take such other action as Buyer reasonably may require to convey, assign, transfer and deliver the Purchased Assets of the Business and to otherwise to carry out the terms of the Agreement.

         7.5. REGISTRATION RIGHTS. Buyer hereby covenants and agrees to grant to the CardioMac Principals registration rights with respect to the Common Stock, Options and Performance Options offered hereunder subject to the terms and conditions set forth in the Registration Agreement, a Form of which is attached hereto as Exhibit D.

         7.6. MUTUAL COVENANTS OF BUYER AND DR. TANNENBAUM. During the period of performance of the Tannenbaum Services, Buyer and Dr. Tannenbaum agree to seek a mutually acceptable rate and time commitment for the continuation of the Tannenbaum Services beyond such initial period. Buyer hereby agrees that upon the formation of its cardiovascular advisory board, Buyer will issue to Dr. Tannenbaum an invitation to sit on such board.

         7.7. FINANCIAL RECORDS AND INFORMATION. The CardioMac Principles hereby covenants and agrees to use good faith and best efforts to assist Buyer and to make available any financial records and information relating to the Business in the event that Buyer is required to produce historical or pro forma financial records and information that relate to the time period prior to the Closing.


                                 ARTICLE VIII.

      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE CARDIOMAC PRINCIPALS

         All obligations of the CardioMac Principals under this Agreement are subject to the performance, at or prior to Closing, of the following conditions, unless expressly waived in writing by the CardioMac Principals at or prior to Closing:

         8.1. CONSENTS AND APPROVALS. All consents, approvals, amendments and agreements required of Buyer to duly and validly carry out the transactions contemplated by this Agreement shall have been obtained.

         8.2. OTHER AGREEMENTS. Buyer shall have executed and delivered the Mercy Agreement as described in Section 2.1 above.

         8.3. INSTRUMENTS OF TRANSFER, ETC. Buyer shall have duly executed and delivered to the CardioMac Principals, or to an individual CardioMac Principal, as applicable, all closing documents, instruments and certificates as shall have been reasonably and customarily requested.

                                    ARTICLE IX.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         All obligations of Buyer under this Agreement are subject to the performance, at or prior to Closing, of the following conditions, unless expressly waived in writing by Buyer at or prior to Closing:

         9.1. CONSENTS AND APPROVALS. All consents, approvals, amendments and agreements required of the CardioMac Principals to duly and validly carry out the transactions contemplated by this Agreement shall have been obtained, except that it is understood that licensee consents required to assign the agreements listed on Schedule 5.10 from IHI to Buyer may not be obtained until after the Closing and that the CardioMac Principal's and IHI's only obligation with respect thereto is to use their best efforts to obtain all such consents desired by Buyer.

         9.2. MATERIAL ADVERSE CHANGES. The business, operations, assets or properties of the Business shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence on or prior to the Closing.

         9.3. OTHER AGREEMENTS. Mercy shall have executed and delivered the Mercy Agreement as described in Section 2.1 above. Dr. Tannenbaum shall have agreed to perform the Tannenbaum Services as described in Section 2.2 above.

         9.4. INSTRUMENTS OF TRANSFER, ETC. The CardioMac Principals, or an individual CardioMac Principal, as applicable, shall have duly executed and delivered to Buyer all documents and instruments necessary or desirable to transfer the Purchased Assets to Buyer and such other closing documents, instruments and certificates as shall have been reasonably and customarily requested.

                                    ARTICLE X.

     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

         10.1. NATURE OF REPRESENTATIONS. The CardioMac Principals and IHI have not made any representations or warranties other than those specifically set forth in Article V of this Agreement and in any exhibit, schedule or other item incorporated by reference by Article V of this Agreement. The Buyer has not made any representations or warranties other than those specifically set forth in Article VI of this Agreement and in any exhibit, schedule or other item incorporated by reference by Article VI of this Agreement. Further, Buyer acknowledges that the CardioMac Principles and IHI have made no representations or warranties whatsoever regarding future sales, future revenues and the financial or other results of Buyer's future development and marketing efforts with respect to the Business and the CardioMac software nor with respect to results that may be obtained from the CardioMac software as it now exists or may be made in the future by Buyer. Further, Buyer acknowledges that the CardioMac Principals and IHI have made no representation or warranty as to the condition, merchantability or fitness for a particular purpose of any of the assets being sold to Buyer and that Buyer is to be solely responsible for all further development of the CardioMac source code and all other assets purchased by Buyer pursuant to this Agreement.

         10.2. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS, TIME FOR MAKING CLAIMS. Except as set forth below, the representations, warranties and covenants of the parties contained in this Agreement or made in connection with this transaction shall survive the Closing, where practicable, and any investigation by the parties with respect thereto until the second anniversary of the Closing Date; provided that such representations and warranties shall not terminate for purposes of any claim made by an Indemnitee prior to the expiration of the respective representation or warranty; and provided further that (i) all representations and warranties made in or pursuant to Sections 5.1, 5.2, 5.3, 5.4 and 5.22 and 6.1, 6.2 and 6.5 and covenants made in or pursuant to section 1.4(a) and 1.4(b) and related indemnification obligations, shall survive the Closing without limitations as to time; and (ii) the representations and warranties contained in Sections 5.7 and covenants made in or pursuant to section 1.4(e) related indemnification obligations shall survive the Closing until such time as the assessment of any claims deficiencies or penalties therefor shall be barred by applicable periods of limitation under applicable federal and state tax laws as the same may be extended by waiver. Any claim for indemnification must be presented to the indemnifying party at the time the other party becomes aware of such a claim and, in any event, must be presented to the indemnifying party within the applicable survival period set forth in this paragraph.

         10.3. INDEMNIFICATION OF BUYER. The CardioMac Principals shall, severally, indemnify, defend and hold Buyer harmless from and against any and all damages, losses, liabilities, claims and expenses arising out of:

                 (a) The breach of or any inaccuracy in any representation or warranty that survives the Closing up to an aggregate cap of $200,000 for each of the CardioMac Principles, except for the representations and warranties in Sections 5.1, 5.2, 5.3 and 5.4 where the aggregate cap shall be $1,350,000;

                 (b) The nonfulfillment of any covenant or agreement made by any of the CardioMac Principals in this Agreement or any other agreement furnished to Buyer pursuant to this Agreement up to an aggregate cap of $200,000 for each of the CardioMac Principles;

                 (c) Any Excluded Liabilities, provided that the indemnification pursuant to this Section shall not be exclusive of any other remedies available at law up to an aggregate cap of $200,000 for each of the CardioMac Principles for Sections 1.4(c), 1.4(d), 1.4(f) and 1.4(g) (there shall be no cap for 1.4(a), 1.4(b) and 1.4(e); and

                 (d) Any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses incurred by Buyer resulting from the circumstances described in this Section 10.3, provided that the indemnification obligations under this sub paragraph shall be limited by any applicable cap in sub sections 10.3(a) - (c).

                 (e) Notwithstanding any other provision of this Agreement, the CardioMac Principals shall have no obligation to indemnify or hold Buyer free or harmless as required by any provision of the Agreement unless and until the aggregate losses, damages, costs or expenses incurred by Buyer exceeds $25,000. Further, the CardioMac Principals shall not have any indemnification obligation for any indemnification claim unless the CardioMac Principals are provided with an opportunity to participate at their own expense in the defense or settlement of the underlying claim or other matter which gives rise to the indemnification claim; provided, however, that the CardioMac Principals shall not be entitled to unreasonably withhold consent with respect to settlement and further provided that Buyer shall have no obligation to provide an opportunity to participate in the defense or settlement of such underlying claim or other matter until such time as Buyer has determined that such underlying claim or other matter arises as a breach of this Agreement.



         10.4. INDEMNIFICATION OF THE CARDIOMAC PRINCIPALS. Buyer shall indemnify, defend and hold each of the CardioMac Principals harmless from and against any and all damages, losses, liabilities, claims and expenses arising out of:

                 (a) The breach of or any inaccuracy in any representation or warranty that survives the Closing;

                 (b) The nonfulfillment of any covenant or agreement made by the Buyer in this Agreement or any other agreement furnished to the CardioMac Principals, or an individual CardioMac Principal, as applicable, pursuant to this Agreement;

                 (c) any Assumed Liabilities or the use of the Purchased Assets after the Closing Date, provided that the indemnification pursuant to this Section shall not be exclusive of any other remedies available at law; and

                 (d) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses incurred by Buyer resulting from the circumstances described in this Section 10.4.

                 (e) Notwithstanding any other provision of this Agreement, the Buyer shall have no obligation to indemnify or hold the CardioMac Principals free or harmless as required by any provision of the Agreement unless and until the aggregate losses, damages, costs or expenses incurred by the CardioMac Principals exceeds $25,000; this indemnification "basket" shall not, however, apply to any claim related to the payment of the cash consideration or the receipt of the stock option consideration to be received by the CardioMac Principals under this Agreement nor to any claim related to mutually agreeable rent owed by Buyer to the CardioMac Principals. Further, the Buyer shall not have any indemnification obligation for any indemnification claim unless the Buyer is provided with an opportunity to participate at its own expense in the defense or settlement of the underlying claim or other matter which gives rise to the indemnification claim; provided, however, that the Buyer shall not be entitled to unreasonably withhold consent with respect to settlement and further provided that the CardioMac Principals shall have no obligation to provide an opportunity to participate in the defense or settlement of such underlying claim or other matter until such time as CardioMac Principals have determined that such underlying claim or other matter arises as a breach of this Agreement.



         10.5. NO INDEMNIFICATION OBLIGATION OF IHI. IHI shall have no indemnification obligations under this Agreement.

                                  ARTICLE XI.

                                 MISCELLANEOUS

         11.1. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy (with an appropriate acknowledgment of receipt) or five days after sending by registered or certified mail with return receipt requested, postage prepaid, as follows:

                 (a)      If to Buyer:                      APACHE Medical Systems, Inc.
                                                            1650 Tysons Boulevard
                                                            McLean, Virginia  22102
                                                            Attn: Gerald E. Bisbee, Jr.

                          With a copy to:                   Gardner, Carton & Douglas
                                                            321 N. Clark Street
                                                            Suite 3400
                                                            Chicago, Illinois  60610
                                                            Attn:  Nancy M. Borders


                 (b)      If to CardioMac Principals:       Iowa Health Centers, P.C.
                                                            d/b/a Iowa Heart Center, P.C.
                                                            411 Laurel Street, Suite 3250
                                                            Des Moines, Iowa 50314
                                                            Attn:  Daniel C. Aten Administrator


                                                            Mercy Hospital Medical Center
                                                            Sixth and University
                                                            Des Moines, Iowa  50314
                                                            Attn: Thomas A. Reitinger, President


                                                            Mark A. Tannenbaum, M.D.
                                                            1705 Plum Thicket Lane
                                                            West Des Moines, Iowa  50266

                          With a copy to:                   Belin Harris Lamson McCormick
                                                               A Professional Corporation
                                                            2000 Financial Center
                                                            Des Moines, Iowa  50309
                                                            Attn:  Quentin R. Boyken

or at such other place or places or to such other person or persons as shall be designated by notice given in the same manner by any party hereto.

         11.2. AMENDMENTS AND TERMINATION; WAIVER. This Agreement may be amended or modified only by a written instrument executed by the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         11.3. PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

         11.4. EXPENSES. Except as provided in Section 11.5 below, each party hereto shall pay its own expenses including, without limitation, fees and expenses of any agents, representatives, counsel, auditors, and accountants incidental to the preparation and carrying out of this Agreement.

         11.5. ATTORNEY'S FEES. In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach thereof, then the party prevailing in such action shall be entitled to be reimbursed by the non-prevailing party for reasonable attorney's fees and costs associated with any such action. In addition, if any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorney's fees and costs associated therewith.

         11.6. BROKERS. The parties agree that neither party has engaged the services of a broker. The CardioMac Principals agree to indemnify Buyer against any claim by any third person for any commission, brokerage or finder's fee or any other payment based upon any alleged agreement or understanding between such third person and the CardioMac Principals, whether expressed or implied.

         11.7. SPECIFIC PERFORMANCE. The parties hereto agree that damages for breach of the agreements and covenants contained herein will be inadequate and that each of the parties shall be entitled to specific performance or injunctive relief, or both.

         11.8. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Iowa. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any United States Federal or Iowa District Court sitting in Polk County, Iowa in any action or proceeding arising out of or relating to this Agreement, and each party irrevocably agrees that all claims and response to such action or proceeding shall be hear and determined in any such United States Federal or Iowa District Court.

         11.9. ENTIRE AGREEMENT. This instrument, including Schedules and Exhibits hereto and documents and agreements referred to herein, embodies the whole agreement of the parties. There are no promises, terms, conditions, or obligations other than those contained herein. All previous negotiations, representations or agreements between the parties, either verbal or written, not contained herein are hereby withdrawn and annulled.

         11.10. SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11.11. CAPTIONS; SCHEDULES AND EXHIBITS; COUNTERPARTS. The section and subsection captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated, all references in this Agreement to a particular schedule or exhibit are references to a schedule or exhibit attached hereto, which such schedules and exhibits are made a part hereof. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first above written.


                             APACHE MEDICAL SYSTEMS, INC.


                             By:
                                 ----------------------------
                                 Name:
                                 Title:



                             IOWA HEALTH CENTERS, P.C.,
                             D/B/A IOWA HEART CENTER, P.C.

                             By:
                                 ----------------------------
                                 Name:
                                 Title:


                             MERCY HOSPITAL MEDICAL CENTER


                             By:
                                 ----------------------------
                                 Name:
                                 Title:



                             MARK A.. TANNENBAUM, M.D.


                                 ----------------------------


                             IOWA HEART INSTITUTE


                             By:
                                 ----------------------------
                                 Name:
                                 Title: